Live Ventures Reports Fiscal Second Quarter 2025 Financial Results

LAS VEGAS, May 8, 2025 -- Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”), a diversified holding company, today announced financial results for its fiscal second quarter 2025 ended March 31, 2025.

Fiscal Second Quarter 2025 Key Highlights:
•Revenue was $107.0 million, compared to $118.6 million in the prior year period
•Operating income increased $2.9 million to $2.1 million, compared to an operating loss of $0.8 million in the prior year period
•Successfully negotiated a $19 million reduction on the balance owed under the Flooring Liquidators, Inc. (“Flooring Liquidators”) seller note, which, when including the cancellation of accrued interest and other items, resulted in a $22.8 million net gain for Live Ventures
•Income before provision for income taxes was $21.1 million, compared to the prior year period loss before benefit from income taxes of $4.5 million. Income before provision for income taxes for the second quarter of 2025 includes the $22.8 million gain as described above
•Adjusted EBITDA¹ increased $2.0 million to $6.4 million, compared to $4.5 million in the prior year period
•Repurchased 31,323 shares of the Company’s common stock at an average price of $8.28 per share
•Total assets of $393.6 million and stockholders’ equity of $88.9 million as of March 31, 2025
•Approximately $26.6 million of cash and availability under the Company’s credit facilities as of March 31, 2025

“Continuing the trend from the first quarter of fiscal year 2025, our Retail-Entertainment and Steel Manufacturing segments delivered improved operating performance in the second quarter, with higher operating income and operating margin compared to the same period last year. At the same time, ongoing softness in the new home construction and home refurbishment markets continued to pressure our Retail-Flooring and Flooring Manufacturing segments, where reduced consumer demand impacted performance,” commented David Verret, Chief Financial Officer of Live Ventures.
“We are pleased with the operational improvements in our Retail-Entertainment and Steel Manufacturing segments during the first half of the year,” stated Jon Isaac, President and Chief Executive Officer of Live Ventures. “In response to our flooring businesses' industry-specific challenges, we are implementing measures to enhance efficiency. In the second quarter, we initiated large cost-reduction initiatives in the Retail-Flooring segment, which have already resulted in significant savings. We remain focused on operational excellence and are confident in the long-term fundamentals of our businesses.”

Second Quarter FY 2025 Financial Summary (in thousands except per share amounts)
	For the three months ended March 31,
	2025	2024	% Change
Revenue	$ 107,013	$ 118,626	-9.8%
Operating income (loss)	$ 2,092	$ (838)	N/A
¹ Adjusted EBITDA is a non-GAAP measure. A reconciliation of the non-GAAP measures is included below.

Income (loss) before provision for income taxes	$ 21,103	$ (4,498)	N/A
Net income (loss)	$ 15,866	$ (3,281)	N/A
Diluted earnings (loss) per share	$ 5.05	$ (1.04)	N/A
Adjusted EBITDA¹	$ 6,446	$ 4,457	44.6%

Revenue decreased approximately $11.6 million, or 9.8%, to approximately $107.0 million for the quarter ended March 31, 2025, compared to revenue of approximately $118.6 million in the prior year period. The decrease is attributable to the Retail-Flooring, Flooring Manufacturing, and Steel Manufacturing segments, which decreased by approximately $13.2 million in the aggregate.
Operating income increased approximately $2.9 million, to approximately $2.1 million for the quarter ended March 31, 2025, compared with an operating loss of approximately $0.8 million in the prior year period. Operating income increased primarily due to lower general and administrative expenses and sales and marketing expenses resulting from cost reduction initiatives at the Retail-Flooring segment and lower general and administrative expenses in the Corporate and Other segment.
For the quarter ended March 31, 2025, income before provision for income taxes was $21.1 million, compared to the prior year period loss before benefit from income taxes of $4.5 million. The increase in income before provision for income taxes is primarily attributable to a $22.8 million gain on a modification of the Flooring Liquidators seller note.
Adjusted EBITDA¹ for the quarter ended March 31, 2025 was approximately $6.4 million, an increase of approximately $2.0 million, or 44.6%, compared to the prior year period Adjusted EBITDA of $4.5 million. Adjusted EBITDA increased primarily due to lower operating expenses at the Retail-Flooring segment resulting from cost reduction initiatives.
As of March 31, 2025, the Company had total cash availability of $26.6 million, consisting of cash on hand of $6.9 million and availability under its various lines of credit of $19.7 million.
Second Quarter FY 2025 Segment Results (in thousands)

	For the three months ended March 31,
	2025	2024	% Change
Revenue
Retail - Entertainment	$ 18,467	$ 16,842	9.6%
Retail - Flooring	27,399	32,032	-14.5%
Flooring Manufacturing	29,820	34,180	-12.8%
Steel Manufacturing	31,321	35,488	-11.7%
Corporate & Other	6	84	-92.9%
Total Revenue	$ 107,013	$ 118,626	-9.8%

	For the three months ended March 31,
	2025	2024	% Change

Operating Income (loss)
Retail - Entertainment	$ 2,498	$ 1,784	40.0%
Retail - Flooring	(2,741)	(3,023)	9.3%
Flooring Manufacturing	1,483	1,978	-25.0%
Steel Manufacturing	2,196	872	151.8%
Corporate & Other	(1,344)	(2,449)	45.2%
Total Operating Income	$ 2,092	$ (838)	N/A

	For the three months ended March 31,
	2025	2024	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 2,755	$ 2,153	28.0%
Retail - Flooring	(1,778)	(1,849)	3.8%
Flooring Manufacturing	2,272	2,897	-21.6%
Steel Manufacturing	3,742	2,331	60.5%
Corporate & Other	(545)	(1,075)	49.3%
Total Adjusted EBITDA¹	$ 6,446	$ 4,457	44.6%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	14.9%	12.8%
Retail - Flooring	-6.5%	-5.8%
Flooring Manufacturing	7.6%	8.5%
Steel Manufacturing	11.9%	6.6%
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	6.0%	3.8%
as a percentage of revenue

Retail – Entertainment
The Retail-Entertainment segment revenue for the quarter ended March 31, 2025 was approximately $18.5 million, an increase of approximately $1.6 million, or 9.6%, compared to prior year period revenue of approximately $16.8 million. Revenue increased primarily due to changes in product mix toward new products, which generally have higher selling prices. Gross margin increased to 59.1% for the quarter ended March 31, 2025, compared to 58.4% for the prior year period. The change in product mix contributed to the increase in gross margin. Operating income for the quarter ended March 31, 2025 was approximately $2.5 million, compared to operating income of approximately $1.8 million for the prior year period.
Retail – Flooring
The Retail-Flooring segment revenue for the quarter ended March 31, 2025 was approximately $27.4 million, a decrease of approximately $4.6 million, or 14.5%, compared to the prior year period revenue of approximately

$32.0 million. The decrease in revenue was primarily attributable to the disposition of certain Johnson Floor & Home Carpet One stores in May 2024. Gross margin for the quarter ended March 31, 2025 was 34.4%, compared to 36.5% for the prior year period. The decrease in gross margin was primarily driven by a change in product mix. Operating loss for the quarter ended March 31, 2025 was approximately $2.7 million, compared to an operating loss of approximately $3.0 million for the prior year period.
Flooring Manufacturing
The Flooring Manufacturing segment revenue for the quarter ended March 31, 2025 was approximately $29.8 million, a decrease of approximately $4.4 million, or 12.8%, compared to prior year period revenue of approximately $34.2 million. The decrease in revenue was primarily due to reduced consumer demand, as a result of the ongoing weakness in the housing market and uncertainty about the current economic outlook. Gross margin was 27.5% for the quarter ended March 31, 2025, compared to 25.6% for the prior year period. The increase in gross margin was primarily due to changes in product mix. Operating income for the quarter ended March 31, 2025 was approximately $1.5 million, compared to approximately $2.0 million in the prior year period.
Steel Manufacturing
The Steel Manufacturing segment revenue for the quarter ended March 31, 2025 was approximately $31.3 million, a decrease of approximately $4.2 million, or 11.7%, compared to prior year period revenue of approximately $35.5 million. The decline was primarily driven by lower sales volumes at certain business units, partially offset by incremental revenue of $3.8 million at Central Steel Fabricators, LLC (“Central Steel”), which was acquired in May 2024. Gross margin was 21.2% for the quarter ended March 31, 2025, compared to 14.3% for the prior year period. The increase in gross margin was primarily due to strategic price increases as well as the acquisition of Central Steel. Operating income for the quarter ended March 31, 2025 was approximately $2.2 million, compared to approximately $0.9 million in the prior year period.
Corporate and Other
The Corporate and Other segment operating loss was approximately $1.3 million and $2.4 million for the quarters ended March 31, 2025 and 2024, respectively.

Six Months FY 2025 Financial Summary (in thousands except per share amounts)
	For the six months ended March 31,
	2025	2024	% Change
Revenue	$ 218,521	$ 236,219	-7.5%
Operating income	$ 2,854	$ 2,703	5.6%
Income (loss) before provision for income taxes	$ 21,676	$ (5,404)	N/A
Net income (loss)	$ 16,358	$ (3,963)	N/A
Diluted earnings (loss) per share	$ 5.20	$ (1.25)	N/A
Adjusted EBITDA¹	$ 12,191	$ 13,153	-7.3%

Revenue decreased approximately $17.7 million, or 7.5%, to approximately $218.5 million for the six months ended March 31, 2025, compared to revenue of approximately $236.2 million in the prior year period. The decrease is attributable to the Flooring Manufacturing, Retail-Flooring, and Steel Manufacturing segments, which decreased by approximately $20.0 million in the aggregate.
Operating income increased approximately 5.6% to approximately $2.9 million for the six months ended March 31, 2025, compared with operating income of approximately $2.7 million in the prior year period. The increase in operating income is primarily attributable to lower sales and marketing expenses in the Retail-Flooring segment and lower general and administrative expenses in the Corporate and Other segment.
For the six months ended March 31, 2025, income before provision for income taxes was approximately $21.7 million, compared with a loss before benefit from income taxes of approximately $5.4 million. The increase in income before provision for income taxes is primarily attributable to the $22.8 million gain on the modification of the Flooring Liquidators seller note and the $2.8 million gain on the settlement of the earnout liability related to the Precision Metal Works, Inc. (“PMW”) acquisition and a $0.7 million gain on the settlement of the PMW seller notes, both in the first quarter of fiscal year 2025.
Adjusted EBITDA¹ for the six months ended March 31, 2025 was approximately $12.2 million, a decrease of approximately $1.0 million, or 7.3%, compared to the prior year period Adjusted EBITDA of $13.2 million. The decrease in adjusted EBITDA is primarily due to a decrease in gross profit.
Six Months FY 2025 Segment Results (in thousands)

	For the six months ended March 31,
	2025	2024	% Change
Revenue
Retail - Entertainment	$ 39,740	$ 37,428	6.2%
Retail - Flooring	59,146	66,351	-10.9%
Flooring Manufacturing	55,815	63,425	-12.0%
Steel Manufacturing	63,757	68,841	-7.4%
Corporate & Other	63	174	-63.8%
Total Revenue	$ 218,521	$ 236,219	-7.5%

	For the six months ended March 31,
	2025	2024	% Change
Operating Income (loss)
Retail - Entertainment	$ 5,905	$ 4,973	18.7%
Retail - Flooring	(4,914)	(2,935)	-67.4%
Flooring Manufacturing	1,401	2,923	-52.1%
Steel Manufacturing	3,362	1,855	81.2%
Corporate & Other	(2,900)	(4,113)	29.5%
Total Operating Income	$ 2,854	$ 2,703	5.6%

	For the six months ended March 31,

	2025	2024	% Change
Adjusted EBITDA¹
Retail - Entertainment	$ 6,565	$ 5,867	11.9%
Retail - Flooring	(2,749)	(546)	N/A
Flooring Manufacturing	3,023	4,774	-36.7%
Steel Manufacturing	6,543	5,133	27.5%
Corporate & Other	(1,191)	(2,075)	42.6%
Total Adjusted EBITDA¹	$ 12,191	$ 13,153	-7.3%

Adjusted EBITDA¹ as a percentage of revenue
Retail - Entertainment	16.5%	15.7%
Retail - Flooring	-4.6%	-0.8%
Flooring Manufacturing	5.4%	7.5%
Steel Manufacturing	10.3%	7.5%
Corporate & Other	N/A	N/A
Total Adjusted EBITDA¹	5.6%	5.6%
as a percentage of revenue

Retail – Entertainment
The Retail-Entertainment segment revenue for the six months ended March 31, 2025 was approximately $39.7 million, an increase of approximately $2.3 million, or 6.2%, compared to prior year period revenue of approximately $37.4 million. Revenue increased primarily due to changes in product mix toward new products, which generally have higher selling prices. Gross margin increased to 57.8% for the six months ended March 31, 2025, compared to 57.1% for the prior year period. The change in product mix contributed to the increase in gross margin. Operating income for the six months ended March 31, 2025 was approximately $5.9 million, compared to operating income of approximately $5.0 million for the prior year period.
Retail – Flooring
The Retail-Flooring segment revenue for the six months ended March 31, 2025 was approximately $59.1 million, a decrease of approximately $7.2 million, or 10.9%, compared to the prior year period revenue of approximately $66.4 million. The decrease was primarily attributable to the disposition of certain Johnson Floor & Home Carpet One stores in May 2024. Gross margin for the six months ended March 31, 2025 was 35.9%, compared to 37.3% for the prior year period. The decrease in gross margin was primarily driven by a change in product mix. Operating loss for the six months ended March 31, 2025 was approximately $4.9 million, compared to an operating loss of approximately $2.9 million for the prior year period. The increase in operating loss was primarily due to the decrease in revenues and gross margin, partially offset by cost reduction initiatives implemented during the second quarter of fiscal 2025.
Flooring Manufacturing

The Flooring Manufacturing segment revenue for the six months ended March 31, 2025 was approximately $55.8 million, a decrease of approximately $7.6 million, or 12.0%, compared to prior year period revenue of approximately $63.4 million. The decrease in revenue was primarily due to reduced consumer demand as a result of the ongoing weakness in the housing market and uncertainty about the current economic outlook. Gross margin was 24.6% for the six months ended March 31, 2025, compared to 23.9% for the prior year period. The increase in gross margin was primarily due to changes in product mix. Operating income for the six months ended March 31, 2025 was approximately $1.4 million, compared to operating income of approximately $2.9 million for the prior year period.
Steel Manufacturing
The Steel Manufacturing segment revenue for the six months ended March 31, 2025 was approximately $63.8 million, a decrease of approximately $5.0 million or 7.4%, compared to prior year period revenue of approximately $68.8 million. The decline was primarily driven by lower sales volumes at certain business units partially offset by incremental revenue of $6.9 million at Central Steel, which was acquired in May 2024. Gross margin was 19.7% for the six months ended March 31, 2025, compared to 15.0% for the prior year period. The increase in gross margin was primarily due to strategic price increases, as well as the acquisition of Central Steel. Operating income for the six months ended March 31, 2025 was approximately $3.4 million, compared to operating income of approximately $1.9 million in the prior year period.
Corporate and Other
The Corporate and Other segment operating loss was approximately $2.9 million and $4.1 million for the six months ended March 31, 2025 and 2024, respectively.

Non-GAAP Financial Information

Adjusted EBITDA
We evaluate the performance of our operations based on financial measures, such as “Adjusted EBITDA,” which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization, stock-based compensation, and other non-cash or nonrecurring charges. We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of the business, including the business’s ability to fund acquisitions and other capital expenditures and to service its debt. Additionally, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate a company’s financial performance, subject to certain adjustments. Adjusted EBITDA does not represent cash flows from operations, as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss, and is indicative neither of our results of operations, nor of cash flow available to fund our cash needs. It is, however, a measurement that the Company believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities, and other measures of financial performance prepared in accordance with GAAP. As companies often define non-GAAP financial measures differently, Adjusted EBITDA, as calculated by Live Ventures Incorporated, should not be compared to any similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements
The use of the word “Company” refers to Live Ventures and its wholly owned subsidiaries. Certain statements in this press release contain or may suggest “forward-looking” information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, each as amended, that are intended to be covered by the “safe harbor” created by those sections. Words such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements are intended to identify forward-looking statements. Live Ventures may also make forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024. Additionally, new risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. Live Ventures undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
About Live Ventures Incorporated
Live Ventures is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is sector-agnostic and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management teams of its acquired businesses to build increased stockholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968. In late 2011, Jon Isaac, Chief Executive Officer and strategic investor, joined the Company's Board of Directors and later refocused it into a diversified holding company. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, and entertainment industries.

Contact:
Live Ventures Incorporated
Greg Powell, Director of Investor Relations
725.500.5597
gpowell@liveventures.com
www.liveventures.com

Source: Live Ventures Incorporated

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(dollars in thousands, except per share amounts)

	March 31, 2025	September 30, 2024
	(Unaudited)
Assets
Cash	$ 6,931	$ 4,601
Trade receivables, net of allowance for doubtful accounts of $2.1 million at March 31, 2025 and $1.5 million at September 30, 2024	41,205	46,861
Inventories, net	122,304	126,350
Prepaid expenses and other current assets	3,754	4,123
Total current assets	174,194	181,935
Property and equipment, net	80,540	82,869
Right of use asset - operating leases	53,547	55,701
Deposits and other assets	1,557	787
Intangible assets, net	22,591	25,103
Goodwill	61,152	61,152
Total assets	$ 393,581	$ 407,547
Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 28,368	$ 31,002
Accrued liabilities	31,164	31,740
Income taxes payable	211	948
Current portion of lease obligations - operating leases	13,203	12,885
Current portion of lease obligations - finance leases	553	368
Current portion of long-term debt	41,423	43,816
Current portion of notes payable related parties	10,070	6,400
Current portion of seller notes - related parties	—	2,500
Total current liabilities	124,992	129,659
Long-term debt, net of current portion	53,687	54,994
Lease obligation long term - operating leases	44,942	50,111
Lease obligation long term - finance leases	42,236	41,677
Notes payable related parties, net of current portion	6,894	4,934
Seller notes - related parties	18,143	40,361
Deferred tax liability	10,607	6,267
Other non-current obligations	3,149	6,655
Total liabilities	304,650	334,658
Commitments and contingencies
Stockholders' equity:
Series E convertible preferred stock, $0.001 par value, 200,000 shares authorized, 47,840 shares issued and outstanding at March 31, 2025 and September 30, 2024, with a liquidation preference of $0.30 per share outstanding	—	—
Common stock, $0.001 par value, 10,000,000 shares authorized, 3,084,351 and 3,131,360 shares issued and outstanding at March 31, 2025 and September 30, 2024, respectively	2	2
Paid in capital	69,792	69,692
Treasury stock common 741,696 and 694,687 shares as of March 31, 2025 and September 30, 2024, respectively	(9,488)	(9,072)
Treasury stock Series E preferred 80,000 shares as of March 31, 2025 and September 30, 2024	(7)	(7)
Retained earnings	28,632	12,274
Total stockholders' equity	88,931	72,889
Total liabilities and stockholders' equity	$ 393,581	$ 407,547

LIVE VENTURES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except per share)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2025	2024	2025	2024
Revenue	$ 107,013	$ 118,626	$ 218,521	$ 236,219
Cost of revenue	71,865	83,159	148,011	164,425
Gross profit	35,148	35,467	70,510	71,794

Operating expenses:
General and administrative expenses	28,321	29,824	58,392	57,503
Sales and marketing expenses	4,735	6,481	9,264	11,588
Total operating expenses	33,056	36,305	67,656	69,091
Operating income (loss)	2,092	(838)	2,854	2,703
Other expense:
Interest expense, net	(3,933)	(4,167)	(8,095)	(8,330)
Gain on extinguishment of debt	—	—	713	—
Gain on settlement of earnout liability	—	—	2,840	—
Gain on modification of seller note	22,784	—	22,784	—
Other income	160	507	580	223
Total other income (expense), net	19,011	(3,660)	18,822	(8,107)
Income (loss) before provision for income taxes	21,103	(4,498)	21,676	(5,404)
Provision for (benefit from) income taxes	5,237	(1,217)	5,318	(1,441)
Net income (loss)	$ 15,866	$ (3,281)	$ 16,358	$ (3,963)

Income (loss) per share:
Basic	$ 5.10	$ (1.04)	$ 5.25	$ (1.25)
Diluted	$ 5.05	$ (1.04)	$ 5.20	$ (1.25)

Weighted average common shares outstanding:
Basic	3,109,362	3,154,771	3,113,864	3,159,180
Diluted	3,138,717	3,154,771	3,143,219	3,159,180

LIVE VENTURES INCORPORATED
NON-GAAP MEASURES RECONCILIATION

Adjusted EBITDA

The following table provides a reconciliation of Net (loss) income to total Adjusted EBITDA¹ for the periods indicated (dollars in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Net income (loss)	$ 15,866	$ (3,281)	$ 16,358	$ (3,963)
Depreciation and amortization	4,401	4,188	8,816	8,483
Stock-based compensation	49	50	100	100
Interest expense, net	3,933	4,167	8,095	8,330
Income tax expense (benefit)	5,237	(1,217)	5,318	(1,441)
Gain on extinguishment of debt	—	—	(713)	—
Gain on modification of seller note	(22,784)	—	(22,784)	—
Gain on settlement of earnout liability	—	—	(2,840)	—
Acquisition costs	—	468	—	874
Debt acquisition costs	—	—	—	183
Other non-recurring charges	(256)	82	(159)	587
Adjusted EBITDA	$ 6,446	$ 4,457	$ 12,191	$ 13,153